Exhibit 99.1
NOTICE OF PARTIAL REDEMPTION TO

THE HOLDERS OF THE
5.95% Notes due 2022
of Capital Southwest Corporation
(CUSIP No. 140501 206)*

Redemption Date: December 10, 2020

NOTICE IS HEREBY GIVEN, pursuant to Section 11.04 of the Indenture dated as of October 23, 2017 (the “Base Indenture”), between Capital Southwest Corporation, a Texas corporation (the “Company”), and U.S. Bank National Association (the “Trustee), and Section 1.01(h) of the First Supplemental Indenture dated as of December 15, 2017 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), that the Company is electing to exercise its option to redeem, in part, the 5.95% Notes due 2022 (the “Notes”). The Company will redeem $20,000,000 in aggregate principal amount of the Notes of the $57,136,175 in aggregate principal amount of issued and outstanding Notes on December 10, 2020 (the “Redemption Date”). The redemption price for the Notes equals 100% of the $20,000,000 aggregate principal amount of the Notes being redeemed (or $25 in principal amount per Note), plus the accrued and unpaid interest thereon, through, but excluding, the Redemption Date (the “Redemption Payment”). The aggregate accrued interest on the Notes being redeemed that is payable on the Redemption Date will be approximately $280,972.22 (or approximately $0.3512 on each $25 principal amount of the Notes being redeemed).

On the Redemption Date, the Redemption Payment will become due and payable to the holders of the Notes (the “Holders”). Interest on the $20,000,000 in principal amount of Notes being redeemed will cease to accrue on and after the Redemption Date. Unless the Company defaults in paying the Redemption Payment with respect to such Notes, the only remaining right of the Holders with respect to such Notes will be to receive payment of the Redemption Payment upon presentation and surrender of such Notes to the Trustee in its capacity as Paying Agent. Notes held in book-entry form will be redeemed and the Redemption Payment with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company.
Payment of the Redemption Payment to the Holders will be made upon presentation and surrender of the Notes in the following manner:

If by Mail, Hand or Overnight Mail:
U.S. Bank
Corporate Trust Services
111 Fillmore Avenue E.
St. Paul, MN 55107

*The CUSIP number has been assigned to this issue by organizations not affiliated with the Company or the Trustee and is included solely for the convenience of the Holders. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness or accuracy of the same on the Notes or as indicated in this Notice of Redemption.

NOTICE

Under U.S. federal income tax law, the Trustee or other withholding agent may be required to backup withhold on any gross payment to a Holder who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, a Holder will need to complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for redemption and otherwise comply with the applicable requirements of the backup withholding rules. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

Capital Southwest Corporation
Dated: November 5, 2020	By: U.S. Bank National Association, as Trustee and Paying Agent